EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

PRGX Global, Inc.
Atlanta, Georgia
We hereby consent to the incorporation by reference in the Registration Statements on Form S3 (File No. 333-134698, No. 333-171986, No. 333-185027 and No. 333-208075) and Form S-8 (File No. 333-153837, No. 333-64125, No. 333-08707, No. 333-30885, No. 333-61578, No. 333-81168, No. 333-100817, No. 333-137438, No. 333-170809, No. 333-189010, No. 333-204489 and No. 333-222110) of PRGX Global, Inc. and subsidiaries of our reports dated March 13, 2018, relating to the consolidated financial statements and financial statement schedule, and the effectiveness of PRGX Global, Inc. and subsidiaries’ internal control over financial reporting, which appear in this Form 10-K.

/s/ BDO USA, LLP
Atlanta, Georgia
March 13, 2018